Exhibit 99.1

CONTACTS: Richard Leland Office Depot, Inc. 561-438-3796 Richard.Leland@officedepot.com	Karen Denning Office Depot, Inc. 630-438-7445 Karen.Denning@officedepot.com

Office Depot Announces Termination of Merger Agreement with Staples

Will Receive $250 Million Termination Fee from Staples

Executes $1.2 Billion Five-Year Extension to its Credit Facility

Finalizing Comprehensive Business Review

BOCA RATON, Fla. May 16, 2016 – Office Depot, Inc. (NASDAQ: ODP) today announced that the merger agreement between Staples, Inc. (NASDAQ: SPLS) and Office Depot has been terminated. As a result, Office Depot will receive a cash payment from Staples of $250 million on May 19, 2016.

Simultaneously, Office Depot announced that it has successfully extended its asset-based credit facility for an additional five years. The new $1.2 billion facility will mature on May 13, 2021. The amended credit agreement reduces the overall fees and applicable spread on borrowing and modifies certain covenants to provide additional flexibility for incremental indebtedness, acquisitions, asset sales and restricted payments.

Additionally, the company is analyzing various capital structure and shareholder return alternatives, and has engaged Bain & Company to assist with finalizing a comprehensive strategic review of its business.

Office Depot Chairman and CEO, Roland Smith, commented, “The continued realization of synergies from the merger with OfficeMax has provided the Company with a significantly improved financial profile including a strong liquidity position and the ability to generate future cash flow as merger related expenditures abate over time. The extension of our credit facility provides us with substantial flexibility as we look to enhance shareholder value going forward.”

Mr. Smith continued, “In addition to our financial resources and motivated associates, we have a strong combination of operating assets that provide the foundation for our business. Our board and management team are committed to taking actions necessary to leverage this foundation and create value for shareholders. To that end, we are working to finalize our Framework for Growth and ensure that our capital structure is optimized to drive total shareholder return.”

Office Depot will host a webcast and conference call with analysts and investors today at 5:15 p.m. Eastern Time. The live audio webcast of the conference call can be accessed via the Internet by visiting our Investor Relations website at investor.officedepot.com.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The Company has annual sales of approximately $14 billion, employs approximately 49,000 associates, and serves consumers and businesses in 59 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, franchisees, licensees and alliance partners. The Company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP”. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.